 Exhibit 21.1

DC Westfield Cinema, LLC	Organized in Delaware
DC Cranford Cinema, LLC	Organized in Delaware
DC Bloomfield Cinema, LLC	Organized in Delaware
DC Cinema Centers, LLC	Organized in Delaware
DC Lisbon Cinema, LLC	Organized in Delaware
DC Apple Valley Cinema, LLC	Organized in Delaware
DC Mission Marketplace Cinema, LLC	Organized in Delaware
DC Mission Valley Cinema, LLC	Organized in Delaware
DC Poway Cinema, LLC	Organized in Delaware
DC River Village Cinema, LLC	Organized in Delaware
DC Temecula Cinema, LLC	Organized in Delaware
DC Surprise Cinema, LLC	Organized in Delaware
DC Sparta Cinema, LLC	Organized in Delaware
DC Solon Cinema, LLC	Organized in Delaware
DC Torrington Cinema, LLC	Organized in Delaware